Investor Relations Contact:    Sheila Ray 404.239.8684 / sheila.ray@statebt.com

State Bank Financial Corporation Names Two New Members to Board of Directors

ATLANTA, GA, December 21, 2017 – State Bank Financial Corporation (NASDAQ: STBZ), the holding company for State Bank and Trust Company (“State Bank”), today announced that Asif Ramji and G. Scott Uzzell have been elected to the company’s board of directors. Mr. Ramji and Mr. Uzzell were also elected to the board of directors of State Bank.

“We are honored to have two professionals of such great competence join State Bank’s board of directors,” said Joe Evans, State Bank Financial Corporation Chairman. “Asif and Scott each possess seasoned business backgrounds and a depth of financial expertise and knowledge. We look forward to the unique perspectives they will bring to our board.”

Ramji is president and CEO of Paymetric, a global leader in secure, integrated payment solutions. He has more than 20 years of experience leading companies within the software and payment transaction processing industries.

Ramji serves on many non-profit and civic boards including the board of trustees of the Atlanta Ballet, the Metro Atlanta Chamber of Commerce, Emerging Leaders for Children’s Healthcare of Atlanta and the Atlanta Fintech Taskforce. He was recently named the 2017 National Entrepreneur of the Year by Ernst & Young for financial services. Ramji commenced his formal business education at Simon Fraser University in Vancouver, and holds executive management certifications from the Stanford Graduate School of Business and Harvard Business School.
Uzzell is president of Venturing & Emerging Brands (VEB), a division of The Coca-Cola Company. He is currently charged with leading the company to identify and nurture the next series of billion-dollar brands for The Coca-Cola Company.
The current brand portfolio under Uzzell’s leadership includes ZICO, illy issimo and Core Power. Uzzell is a director of Fair Life Ventures, Honest Tea and Suja Beverage company, all high growth partnerships of The Coca-Cola Company. Additionally, he serves on the non-profit boards of Florida A&M University Foundation and Youth Entrepreneurship of Georgia. Uzzell holds a bachelor’s degree in business from Florida A&M University and an MBA from The University of Chicago.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $5.1 billion in assets as of September 30, 2017, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates a full-service banking business and offers a broad range of commercial and retail banking products to our customers throughout seven of Georgia’s eight largest MSAs.

To learn more about State Bank, visit www.statebt.com.